Exhibit 10.1

EQUITY PURCHASE AGREEMENT

between

CALAMP WIRELESS NETWORKS CORPORATION

and

SPIREON ATS PARENT, INC.

dated as of

March 14, 2021

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TABLE OF CONTENTS

article i definitions

Article II PURCHASE AND SALE

Section 2.01	Purchase and Sale of Assets
Section 2.02	Excluded Assets
Section 2.03	Assumed Liabilities
Section 2.04	Excluded Liabilities
Section 2.05	Purchase Price
Section 2.06	Purchase Price Adjustment
Section 2.07	Third Party Consents
Section 2.08	Purchase Price Allocation
Section 2.09	Withholding Taxes

Article III CLOSING

Section 3.01	Closing
Section 3.02	Closing Deliverables

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.01	Organization and Qualification; Capitalization.
Section 4.02	Authority
Section 4.03	No Conflicts; Consents
Section 4.04	Financial Statements
Section 4.05	Absence of Certain Changes, Events and Conditions
Section 4.06	Material Contracts
Section 4.07	Title to Contributed Assets
Section 4.08	Condition and Sufficiency of Assets
Section 4.09	Real Property
Section 4.10	Intellectual Property
Section 4.11	Accounts Receivable
Section 4.12	Customers and Suppliers
Section 4.13	Insurance
Section 4.14	Legal Proceedings; Governmental Orders
Section 4.15	Compliance With Laws; Permits
Section 4.16	Environmental Matters
Section 4.17	Employment Matters
Section 4.18	Taxes
Section 4.19	Brokers
Section 4.20	Related Party Transactions
Section 4.21	No Other Representations and Warranties

Article V REPRESENTATIONS AND WARRANTIES OF BUYER

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Section 5.01	Organization of Buyer
Section 5.02	Authority of Buyer
Section 5.03	No Conflicts; Consents
Section 5.04	Brokers
Section 5.05	Sufficiency of Funds
Section 5.06	Legal Proceedings

Article VI COVENANTS

Section 6.01	Access to Information
Section 6.02	Conduct of the Business
Section 6.03	Notice of Certain Events
Section 6.04	Employees and Employee Benefits
Section 6.05	Confidentiality
Section 6.06	Governmental Approvals and Consents
Section 6.07	Books and Records
Section 6.08	Closing Conditions
Section 6.09	Public Announcements
Section 6.10	Bulk Sales Laws
Section 6.11	Transfer Taxes
Section 6.12	Cooperation
Section 6.13	Further Assurances
Section 6.14	Covenant Not to Compete; Non-Solicitation

Article VII CONDITIONS TO CLOSING

Section 7.01	Conditions to Obligations of All Parties
Section 7.02	Conditions to Obligations of Buyer
Section 7.03	Conditions to Obligations of Seller

Article VIII INDEMNIFICATION

Section 8.01	Survival
Section 8.02	Indemnification By Seller
Section 8.03	Indemnification By Buyer
Section 8.04	Certain Limitations
Section 8.05	Indemnification Procedures
Section 8.06	Payments
Section 8.07	Tax Treatment of Indemnification Payments
Section 8.08	Effect of Investigation
Section 8.09	Set Off
Section 8.10	Exclusive Remedies
Section 8.11	No Contribution from Newco

Article IX TERMINATION

Section 9.01	Termination
Section 9.02	Effect of Termination

Article X MISCELLANEOUS

Section 10.01	Expenses

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Section 10.02	Notices
Section 10.03	Interpretation
Section 10.04	Headings
Section 10.05	Severability
Section 10.06	Entire Agreement
Section 10.07	Successors and Assigns
Section 10.08	No Third-party Beneficiaries
Section 10.09	Amendment and Modification; Waiver
Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial
Section 10.11	Specific Performance
Section 10.12	Counterparts

Exhibit A	-Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B	-[RESERVED]
Exhibit C	-Form of Intellectual Property Assignment
Exhibit D	-Form of Instrument of Assignment
Exhibit E-1	-Form of Transition Services Agreement
Exhibit E-2	-Form of Services Agreement
Exhibit F	-Transferred Employees
Exhibit G	-Form of I.P. License Agreement

Exhibit H -      Sample Working Capital Calculation

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equity purchase AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated as of March 14, 2021 (the “Effective Date”), is entered into between CalAmp Wireless Networks Corporation, a Delaware corporation (“Seller”), and Spireon ATS Parent, Inc., a Delaware corporation (“Buyer”).  Capitalized terms used but not defined elsewhere in this Agreement have the meanings assigned to them in Article I.

RECITALS

WHEREAS, Seller is engaged in the Business through its LoJack United States and Canada Stolen Vehicle Recovery Division;

WHEREAS, on the Closing Date (but prior to the consummation of the Closing), (i) Seller will, by executing and delivering the Bill of Sale, Assignment and Assumption Agreement and the Intellectual Property Assignment, contribute, assign, convey and deliver the Contributed Assets, free and clear of all Encumbrances (other than Permitted Encumbrances) to a newly-formed Delaware limited liability company that will be a wholly-owned subsidiary of Seller (“Newco”), (ii) Newco will, by executing and delivering the Assignment and Assumption Agreement, assume the Assumed Liabilities (the transactions described in the forgoing clauses (i) and (ii) are referred to as the “Asset Contribution”), and (iii) Seller and Newco will enter into the Transition Services Agreement, and the I.P. License Agreement and the Services Agreement.  Notwithstanding anything to the contrary contained herein, (x) Seller shall not contribute, assign, convey, or deliver to Newco, and Newco shall not purchase or acquire from Seller, any Excluded Assets, and (y) Newco shall not assume, be bound by or be obligated or responsible for any Excluded Liabilities; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, (i) Seller desires to sell, convey, transfer, assign and deliver 100% of Newco’s equity interests (such equity interests, the “Equity Interests”) to Buyer, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities laws) and Buyer desires to accept and purchase the Equity Interests from Seller pursuant to the Instrument of Assignment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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Article I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Asset Contribution” has the meaning set forth in the recitals.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Bill of Sale, Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement in the form of Exhibit A hereto.

“Books and Records” has the meaning set forth in Section 2.01(i).

“Business” means the business of stolen vehicle recovery or lot inventory management systems sold to or through automotive dealerships to end-users or directly to end-users in the United States or Canada.

“Business Contracts” has the meaning set forth in Section 4.06(b).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Irvine, California are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Entities” has the meaning set forth in Section 6.14(b)(i).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date, a sample calculation of which is set forth on Exhibit H.  Closing Working Capital will be determined in a manner consistent with the sample calculation set forth on Exhibit H.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means the business of stolen vehicle recovery or lot inventory management hardware or systems sold directly or indirectly to or through automotive dealerships to end-users or directly to end-users in the United States or Canada.

“Confidential Information” has the meaning set forth in Section 6.14(c).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributed Assets” has the meaning set forth in Section 2.01.

“Current Assets” means the current assets included in the Contributed Assets. Current Assets will be determined in accordance with GAAP, as modified or amended to account for the fact that the financial statements are derived from a business unit within a company (but nevertheless determined in a manner that is consistently applied), whereby the individual line items shall be determined in accordance with GAAP.

“Current Liabilities” means the current liabilities included in the Assumed Liabilities.  Current Liabilities will be determined in accordance with GAAP, as modified or amended to account for the fact that the financial statements are derived from a business unit within a company (but nevertheless determined in a manner that is consistently applied), whereby the individual line items shall be determined in accordance with GAAP.

“Data Room” means the electronic documentation site established by Sharefile on behalf of Seller containing the documents set forth in the Disclosure Schedules.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $”  means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including, but not limited to, ambient air, soil, soil vapor, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, distribution, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste

Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation, notice of non-compliance, request for information, or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, authorization, approval, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCC” means the Federal Communications Commission.

“FCC Experimental Licenses” means the FCC experimental licenses that Seller intends to return to the FCC for cancellation prior to Closing.

“FCC Frequency Authorizations” means the FCC authorizations that are used in connection with Seller’s Business, but are not held by Seller since only police and other public safety entities are eligible for FCC licenses to operate on such frequency.

“Final Closing Working Capital” means Closing Working Capital, as finally determined pursuant to Section 2.06(c).

“Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Representations” means the representations and warranties in Section 4.01 (Organization and Qualification; Capitalization), Section 4.02 (Authority), Section 4.03 (No Conflicts; Consents), Section 4.07 (Title to Contributed Assets), Section 4.19 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), Section 5.03 (No Conflicts; Consents) and Section 5.04 (Brokers).

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.06(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means any and all of the following: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any of the Intellectual Property Assets to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means the following intellectual property rights used in connection with the Business as conducted on the Effective Date: the website domain “lojack.com” and the registrations thereof.

“Intellectual Property Assignment” means an assignment of the Intellectual Property Assets in the form of Exhibit C hereto.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Internal Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“I.P. License Agreement” means that certain intellectual property license by and between Seller and Newco, in the form of Exhibit G hereto.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.09(a).

“Leases” has the meaning set forth in Section 4.09(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever (including Tax liabilities), asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets or Liabilities of the Business, (b) the value of the Contributed Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (vii) the Press Release; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Material Customers” has the meaning set forth in Section 4.12(a).

“Material Suppliers” has the meaning set forth in Section 4.12(b).

“Net Working Capital” means Current Assets minus Current Liabilities as of the close of business on the Closing Date.

“Newco” has the meaning set forth in the recitals.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.07(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Press Release” means that certain public press release made by Seller on December 17, 2020 announcing the proposed wind down of the United States operations of the Business.

“Purchase Price” has the meaning set forth in Section 2.05.

“Real Property” means the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Services Agreement” means the services agreement by and between Seller and Newco in the form of Exhibit E-2 hereto.

“Start Date” has the meaning set forth in Section 6.04(a).

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Target Working Capital” means $6,248,000.

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, escheat, excise, severance, environmental, stamp, occupation, premium, ad valorem, property (real or personal), unclaimed property, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any liability for any items described in clause (a) above of any

Person other than the taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any return, election, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Territory” means the United States and Canada.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Towers” means those certain operating towers and the corresponding lease agreements by and between Seller and the landlords party thereto relating to the towers as set forth on Section 3.02(a)(vi) the Disclosure Schedules.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the License Assignment, the Intellectual Property Assignment, the Transition Services Agreement, the Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services Agreement” means the transition services agreement in the form of Exhibit E-1 hereto.

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Union” has the meaning set forth in Section 4.17(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Article II
PURCHASE AND SALE

Section 2.01Purchase and Sale of Assets

. Subject to the terms and conditions set forth herein, on the Closing Date (but prior to the consummation of the Closing), Seller shall contribute, assign, convey and deliver to Newco, and Newco shall purchase from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are owned or used or held for use in connection with, the Business and as set forth on the Seller balance sheet as of November 30, 2020 (collectively, the “Contributed Assets”), including, without limitation, the following:

(a)cash and cash equivalents as set forth on Seller’s balance sheet as of November 30, 2020;

(b)all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)except for Excluded Assets, all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d)all Contracts set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e)the Intellectual Property Assets;

(f)all Permits, other than FCC Experimental Licenses, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Contributed Assets, including, without limitation, those required to be listed on Section 4.15(b) and Section 4.16(b) of the Disclosure Schedules;

(g)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes except for those excluded pursuant to Section 2.02(e));

(h)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Contributed Assets;

(i)originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets, the Intellectual Property Agreements or the Contributed Assets (“Books and Records”); and

(j)all goodwill and the going concern value of the Business.

Section 2.02Excluded Assets

. Notwithstanding the foregoing, the Contributed Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(c)all intellectual property other than the Intellectual Property Assets;

(d)all Benefit Plans and assets attributable thereto;

(e)all prepaid state tax credit carryforwards for the period ending on December 31, 2018;

(f)all assets, properties and rights that are not primarily related to, or owned or primarily owned or used or held for use in connection with, the Business;

(g)the assets, properties and rights specifically set forth on Section 2.02(e) of the Disclosure Schedules; and

(h)the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03Assumed Liabilities

. Subject to the terms and conditions set forth herein, on the Closing Date (but prior to the consummation of the Closing), Newco shall assume and agree to pay, perform and discharge the following Liabilities of Seller if primarily related to the Business and then only to the extent set forth on the Interim Balance Sheet (collectively, the “Assumed Liabilities”):

(a)all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date;

(b)except as specifically provided in Section 6.04, all liabilities relating to employee benefits arising on or after the Closing Date;

(c)all Liabilities for Taxes related to the Business, the Contributed Assets or the Assumed Liabilities for any taxable period starting on the Closing Date;

(d)all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Contributed Assets prior to, on or after the Closing Date;

(e)all Liabilities arising under or relating to the Assigned Contracts (except for liabilities relating to a breach thereof prior to the consummation of the Closing); and

(f)those Liabilities of Seller set forth on Section 2.03(f) of the Disclosure Schedules.

Section 2.04Excluded Liabilities

. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Newco shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. The Excluded Liabilities shall include the following:

(a)any Liabilities of Seller based upon, arising out of or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)any Liabilities for (i) Taxes of Seller (or any stockholder or Affiliate of Seller), (ii) Taxes relating to the Business, the Contributed Assets or the Assumed Liabilities for any Pre-Closing Tax Period or (iii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.11;

(c)any Liabilities relating to or arising out of the Excluded Assets;

(d)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Contributed Assets to the extent such Action relates to such operation prior to the Closing Date;

(e)any Liabilities of Seller arising under or in connection with the employment, or termination of employment of any employee prior to the Closing Date;

(f)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order;

(g)any Liabilities based upon, arising out of or with respect to any employee’s employment (or the termination of such employment) with, or any independent contractor’s engagement (or the termination of such engagement) by Seller that incurred prior to the consummation of the Closing;

(h)any Liabilities of Seller based upon, arising out of or with respect to:  (i) any Environmental Law that occurred prior to the consummation of the Closing; (ii) any fine, penalty or other cost assessed by a Governmental Authority in connection with the violation of a Permit that accrued or arose prior to the consummation of the Closing or that arose out of the ownership, operation or use of the Contributed Assets or the Business prior to the consummation of the Closing; and (iii) any environmental exposures, injuries or accidents (including property damage, natural resource damage or personal injuries that may have resulted therefrom) that accrued or arose prior to the consummation of the Closing:  (A) involving Hazardous Materials prior to the consummation of the Closing; or (B) that arose out of the ownership, operation or use of the Contributed Assets or the Business prior to the consummation of the Closing;

(i)any Liabilities of Seller based upon, arising out of or with respect to any product shipped, or product liability claim arising out of any fact occurring, prior to the consummation of the Closing;

(j)any Liabilities based upon, arising under or with respect to the operation of the Business, or the operation or use of the Contributed Assets, in each case, prior to the consummation of the Closing (or which may be asserted against or imposed upon Buyer as a successor or transferee of Seller as an acquirer of the Contributed Assets or the Business or otherwise as a matter of law) and any other obligation or liability based upon, arising under or with respect to events or conditions occurring at or prior to the Closing;

(k)any Liabilities based upon, arising under or with respect to product  warranty reserves, extended warranties and other customary warranties related to the Business;

(l)any Liabilities based upon, arising under or with respect to the Excluded Assets or the ownership, operation or use of any of the businesses or assets of Seller or any of its Affiliates, other than the Business, whether before, at or after the Closing; and

(m)any Liabilities based upon, arising out of or with respect to the Contributed Assets or the Business or the ownership, jurisdiction or use thereof by any Person at any time prior to or as a result of the consummation of the Closing (or which may be asserted against or imposed upon Buyer as a successor or transferee of Seller or as an acquirer of the Contributed Assets or the Business or otherwise as a matter of Law), other than the Assumed Liabilities.

Section 2.05Purchase Price

.

(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, transfer, assign and deliver the Equity Interests to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall accept and purchase the Equity Interests from Seller pursuant to the Instrument of Assignment for the aggregate purchase price set forth in Section 2.05(b), as adjusted pursuant to Section 2.06.

(b)The aggregate purchase price for the Equity Interests shall be $8,000,000 subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”). The Purchase Price shall be paid to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer on the Closing Date.

Section 2.06Purchase Price Adjustment

.

(a)Estimated Net Working Capital.  On the Closing Date, Seller shall prepare and deliver to Buyer a written statement setting forth Seller’s good faith calculation of Net Working Capital as of the close of business on the Closing Date (the “Estimated Net Working Capital Statement”). Subject to any reasonable objection made by Buyer, the payment delivered to Seller pursuant to Section 2.05 shall be increased or decreased by the amount the estimated Net Working Capital set forth on the Estimated Net Working Capital Statement is greater or less than the Target Working Capital.

(b)Post-Closing Adjustment.

(i)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its good faith calculation of the Post-Closing Adjustment and Closing Working Capital (the “Closing Working Capital Statement”).

(ii)The “Post-Closing Adjustment” shall be an amount equal to the difference between the Final Closing Working Capital and the Estimated Net Working Capital. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)Examination and Review.

(i)Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Representatives shall have reasonable access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, however, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of Buyer.

(ii)Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (any such disagreement to be limited to whether the calculation of Net Working Capital included in the Closing Working Capital Statement is mathematically correct and/or has been prepared in accordance with this Section 2.06 and the definition of Net Working Capital (and any definition(s) included in such definition) (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding. During the Resolution Period, Buyer and Buyer’s Representatives shall have reasonable access to the relevant books and records of Seller, the personnel of, and work papers prepared by, Seller and/or Seller’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Seller’s possession) relating to the Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Statement of Objections; provided, however, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of Seller.

(iii)Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections (to the extent such matters are still in dispute following expiration of the Resolution Period) before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as arbitrators and not experts, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. Buyer and Seller shall make available to the Independent Accountant all relevant working papers, supporting schedules, supporting analyses, other supporting documentation and other items reasonably requested by the Independent Accountant. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, and shall make a determination as soon as practicable within thirty (30) days of such referral. Such determination shall thereupon be conclusive and binding upon the Parties for all purposes.  The costs of such determination shall be shared equally by Buyer and Seller.

(iv)Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement, or, if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (iii) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(d)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07Third Party Consents

. To the extent that Seller’s rights under any Contract or Permit constituting a Contributed Asset, or any other Contributed Asset, may not be assigned to Newco without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible.  If an attempted assignment of such Contract or Permit would be ineffective or would adversely affect the rights of Seller thereunder so that Newco would not in fact receive all such rights, Seller shall provide Newco the benefits thereunder and Newco shall assume the obligations thereunder (but only to the extent such obligations relate to the benefits that Seller actually provides to Newco and that would have constituted Assumed Liabilities if such assignment occurred on the Closing Date) from and after the consummation of the Closing.  Seller shall pay promptly to Newco when received all monies received by Seller after the consummation of the Closing under any of the Assigned Contracts or any claim or right or any benefit arising thereunder to the extent that Newco would be entitled thereto pursuant hereto.  If and when any such consents shall be obtained, Seller shall promptly assign its rights thereunder to Newco without payment of consideration and Newco shall, without payment of any consideration therefor, assume from and after the date of such assignment the obligations thereunder (but only the obligations of Seller thereunder arising exclusively from, and accruing exclusively with respect to, the period after the date of such assignment (other than obligations thereunder arising as a result of the breach thereof at or prior to such assignment) and only to the extent that such obligations would have constituted Assumed Liabilities if such assignment had occurred at the Closing).

Section 2.08Purchase Price Allocation.

  No later than one hundred and fifty (150) days after the Closing Date, Buyer shall prepare the allocation of Purchase Price (and any other items treated as purchase price for federal income tax purposes, including Assumed Liabilities) among the Contributed Asset and deliver it to Seller (“Allocation”).  The Allocation shall be prepared by Buyer in accordance with Section 2.08 of the Disclosure Schedules.  Each party hereto agrees to report all Tax consequences of the transactions contemplated by this Agreement and file each of its Tax Returns (including Internal Revenue Service Form 8594 and any corresponding or similar forms under state, local and non-U.S. Laws) consistently with the Allocation.

Section 2.09Withholding Taxes

.  To the extent required by applicable Law, Buyer shall be entitled to deduct and withhold any Taxes required to be withheld from any payments due to Seller or any other Person; and such amounts shall be treated for all purposes of this Agreement as having been paid to such Person. Buyer and Seller shall reasonably cooperate to obtain documentation and satisfy any other requirements necessary to qualify for exemption.

Article III
CLOSING

Section 3.01Closing

. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Barnes & Thornburg, LLP, 2029 Century Park E., Suite 300, Los Angeles, CA 90067-2904 or remotely by exchange of documents and signatures (or their electronic counterparts), at 12:00 p.m. Pacific Time, on March 15, 2021 or, in the event the conditions to the Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied on the Closing Date) are not satisfied at least two (2) Business Days prior to such date, then 9:00 a.m. Pacific Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than the conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually determine in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02Closing Deliverables

.

(a)At the Closing, Seller shall deliver to Buyer the following:

(i)the certificate called for by Section 7.02(c), duly executed by Seller;

(ii)a certificate evidencing the good standing of each of Seller and Newco in its jurisdiction of organization as of a recent date;

(iii) an instrument of assignment in the form of Exhibit D hereto (the “Instrument of Assignment”), duly executed by Seller, effecting the sale, conveyance, transfer, assignment and delivery of the Equity Interests from Seller to Buyer;

(iv)an Internal Revenue Service Form W-9 executed by Seller;

(v)the I.P. License Agreement;

(vi)from each of Seller and Newco, a certificate of the Secretary of Seller  or Newco (as applicable) certifying as to: (A) the full force and effect of resolutions of its board of directors, managers, trustees, stockholders or members, as applicable, attached thereto as exhibits evidencing the authority of Seller or Newco (as applicable) to enter into and consummate the transactions contemplated by this Agreement; (B) the full force and effect of the articles of incorporation and bylaws (or similar organizational documents with different names) of Seller or Newco (as applicable) attached thereto as exhibits; and (C) the incumbency and signature of the officers of Seller or Newco (as applicable) with authority to execute the Transaction Documents to which such Seller or Newco (as applicable) is a party; and

(vii)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)At the Closing, Buyer shall deliver to Seller:

(i)the Purchase Price;

(ii)the certificate called for by Section 7.03(c), duly executed by Buyer;

(iii)the Instrument of Assignment, duly executed by Buyer; and

(iv)a certificate of the Secretary of Buyer certifying as to: (A) the full force and effect of resolutions of its board of directors, attached thereto as exhibits evidencing the authority of Buyer to enter into and consummate the transactions contemplated by this Agreement; (B) the full force and effect of the articles of incorporation and bylaws (or similar organizational documents with different names) of Buyer attached thereto as exhibits; and (C) the incumbency and signature of the officers of Buyer with authority to execute the Transaction Documents to which Buyer is a party.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 4.01Organization and Qualification; Capitalization.

(a)Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to conduct the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business where the operation of the Business as currently conducted makes such qualification necessary, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Contributed Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)At the Closing, Newco will be a limited liability company, duly formed and organized, validly existing and in good standing under the laws of Delaware and have all requisite limited liability power and authority to own, lease and operate its assets and properties, including the Contributed Assets, and to conduct its business.  At the Closing, Newco will be duly qualified or licensed to do business and in good standing in the state of California which will be the only jurisdiction where the nature of the business of Newco or the ownership or leasing of its properties requires such qualification or licensing, except for such failures to be so qualified or licensed that, individually and in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect.

(c)Immediately prior to the consummation of the Closing, (i) Seller will own (beneficially and of record) all of the Equity Interests, (ii) the Equity Interests will have been duly and validly authorized and issued, be fully paid and nonassessable (to the extent such concepts are applicable) with no personal liability attaching to the ownership thereof and have will not have been issued in violation of any preemptive right or of any federal or state securities law, (iii) there will be no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (A) calls for the issuance, redemption, sale, pledge or other disposition of any equity interests of Newco or any securities convertible into, or other rights to acquire, any equity interests of Newco, (B) obligates Newco to grant, offer or enter into any of the foregoing or (C) relates to the voting or control of such equity interests, securities or rights, (iv) Newco will not have created any “phantom stock,” stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any equity interests of Newco and (v) Newco will not have granted to any Person the right to demand or request that Newco effect a registration under the Securities Act of 1933, as amended, of any securities held by such Person or to include any securities of such Person in any such registration by Newco.  At the Closing, (i) Newco will not have any outstanding debt or debt instruments providing for voting rights with respect to Newco to the holders thereof, and (ii) no Person will be entitled to any preemptive or similar rights to subscribe for equity interests of Newco.

(d)At the Closing, Newco will not have conducted any business or incurred any Liabilities, other than de minimis Liabilities incident to its formation and the Assumed Liabilities.

(e)At the Closing, Seller will deliver to Buyer good, valid and marketable title to the Equity Interests, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities laws).

Section 4.02Authority

.

(a)Seller has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller or any holders of its equity are required to authorize this Agreement and the other Transaction Documents to which Seller is or will be a party or for Seller to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and (assuming the due and valid authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly and validly executed and delivered by Seller (assuming the due and valid authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

(b)At the Closing, Newco will have all requisite limited liability power and authority to execute and deliver this Agreement and the other Transaction Documents to which Newco is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  At the Closing, the execution and delivery by Newco of this Agreement and any other Transaction Document to which Newco is or will be a party, the performance by Newco of its obligations hereunder and thereunder and the consummation by Newco of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite limited liability action on the part of Newco, and no other limited liability proceedings on the part of Newco or any holders of its equity are required to authorize this Agreement and the other Transaction Documents to which Newco is or will be a party or for Newco to consummate the transactions contemplated hereby or thereby.  When each other Transaction Document to which Newco is or will be a party has been duly and validly executed and delivered by Newco (assuming the due and valid authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Newco, enforceable against it in accordance with its terms.

Section 4.03No Conflicts; Consents

.

(a)The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Contributed Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, with such exceptions as, individually and in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect, require any consent, notice, authorization, approval, waiver or other action by any Person under, or result in any other adverse consequence under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Contributed Assets are subject (including any Assigned Contract), (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Contributed Assets, or (e) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 4.03(a). No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth in Section 4.03 of the Disclosure Schedules.

(b)At the Closing, the execution and delivery by Newco of the Transaction Documents to which it is or will be a party, the performance by Newco of its obligations hereunder and thereunder, and the consummation by Newco of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Newco; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Newco; (c) with such exceptions as, individually and in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect, require any consent, notice, authorization, approval, waiver or other action by any Person under, or result in any other adverse consequence under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Newco is a party or by which Newco is bound or to which any of the Contributed Assets are subject (including any Assigned Contract), (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Contributed Assets, or (e) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (e) of this Section 4.03(b). No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04Financial Statements

. Complete copies of the internally prepared financial statements consisting of the balance sheet of the Business as at in each of the fiscal years ending December 31, 2019, 2018 and 2017 and the related statements of income and retained earnings and stockholders’ equity for the years then ended (the “Internal Financial Statements”), and internally prepared financial statements consisting of the balance sheet of the Business as of November 30, 2020 and the related statements of income and retained earnings and stockholders’ equity for the nine-month period then ended (the “Interim Financial Statements” and together with the Internal Financial Statements, the “Financial Statements”) have prior to the date of the Agreement been made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP, whereby individual line items are prepared in accordance with GAAP despite the fact that the Financial Statements are derived from a business unit within a company, and applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Internal Financial Statements). The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated, all in accordance with GAAP, whereby individual line items are prepared in accordance with GAAP despite the fact that the Financial Statements are derived from a business unit within a company. The balance sheet of the Business as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of November 30, 2020 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05Absence of Certain Changes, Events and Conditions

. Since December 31, 2020 there has not been any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)incurrence of indebtedness by Seller (or, at or following the Asset Contribution, Newco) related to the Business or mortgage, pledge or subjection to any Encumbrance of any of the Contributed Assets;

(c)amendment or modification to, or waiver of any rights by Seller or any other Person under, any Contract related to the Contributed Assets;

(d)sale or transfer of any of the Contributed Assets, other than sales of Inventory in the ordinary course of business;

(e)acquisition of assets related to the Business by Seller (or, at or following the Asset Contribution, Newco), other than acquisitions of fixed assets and Inventory in the ordinary course of business;

(f)amendment or other change of the certificate of incorporation, by-laws or other organizational documents of Seller;

(g)(i) issuance, grant or sale of any shares of the capital stock or other equity interests of Seller or any other equity security, (ii) issuance, grant or sale of any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of the capital stock or other equity interests of Seller or any other equity security, (iii) entering into of any Contract calling for any transaction referred to in clause (i) or (ii) of this paragraph (g), or (iv) other change in the capital structure;

(h)declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of the capital stock or other equity interests of Seller or any other equity security, or purchase, redemption or other acquisition, of any shares of the capital stock or other equity interests of Seller or any other equity security;

(i)capital expenditures (including expenditures for additions to plant, property and equipment) by Seller or appropriations or commitments with respect thereto other than in the ordinary course of business;

(j)establishment, adoption, entering into, amendment or increase in benefits under, or termination of, any benefit or compensation plan, arrangement or agreement (including bonuses, profit sharing, pensions, retirement benefits, deferred compensation, equity or equity-based severance or termination benefits) for any employees of the Business or other individuals who perform services for or on behalf of the Business;

(k)increase in the base salary of, or payment of any bonus or increase of other benefits to, any employee of the Business or other individual who performs services for or on behalf of the Business;

(l)change or modification to the accounting of Seller (including tax accounting) methods, principles or practices, except as required by GAAP or a change in Law;

(m)change or modification to any of the following:  (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (iii) payment policies, procedures and practices with respect to accounts payable;

(n)entrance into any material transactions;

(o)physical damage, destruction or loss in an amount exceeding $100,000 in the aggregate affecting the Business or the Contributed Assets;

(p)election made (or change to any previous election) relating to Taxes, filing of any amended Tax Return, entrance into any closing agreement relating to Taxes, change in any Tax accounting or reporting method, settlement, compromise of or consent to any claim or assessment relating to Taxes, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations for any such claim or assessment, or any similar action taken relating to Taxes, in each case, as would reasonably be expected to result in an adverse effect to Buyer or its Affiliates; or

(q)any authorization, approval, agreement or commitment to do any of the foregoing.

For the avoidance of doubt, the Press Release and wind down of those certain Towers not accounted for under the Services Agreement shall not be considered a violation of this Section 4.05.

Section 4.06Material Contracts

.

(a)Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts by which any of the Contributed Assets are bound or affected, or to which Seller is (or at Closing Newco will be) a party or by which it is bound in connection with the Business or the Contributed Assets (such Contracts listed or otherwise disclosed and all Intellectual Property Agreements set forth in Section 4.10(a) of the Disclosure Schedules, being “Material Contracts”):

(i)all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than one hundred and eighty (180) days’ notice;

(ii)all Contracts that relate to the sale of any of the Contributed Assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(iii)all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) in each case involving amounts in excess of $100,000;

(v)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than one hundred eighty (180) days’ notice;

(vi)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) in each case having an outstanding principal amount in excess of $100,000; and

(vii) all collective bargaining agreements or Contracts with any Union.

(b)With such exceptions that, individually and in the aggregate, do not have, and are not reasonably likely to have, a Material Adverse Effect, except for those Contracts listed on Section 4.06(b) of the Disclosure Schedules:  (i) all of the Contracts to which Seller is a party in connection with the Business (the “Business Contracts”) are in full force and effect and are valid and binding on and enforceable against the applicable Seller in accordance with their terms and, to Seller’s Knowledge, on and against the other parties thereto; (ii) Seller is not, nor to Seller’s Knowledge, is any other party to any Business Contract, in breach of, or default under, any Business Contract; (iii)  Seller has not waived any right under any Business Contract; (iv) no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a material breach of, or default under, any Business Contract; (v) there are no material unresolved disputes under any Business Contract; and (vi) Seller has not given to or received from any other Person, any notice or other written communication regarding any actual, alleged, possible or potential violation or breach or, or default under, any Business Contract.

(c)The information contained in the spreadsheet titled “Future Minimum Lease Payment (FMLP) – LJUS (0003).xlsx” provided in the Data Room is true, complete and correct in all respects.

(d)Except for Liabilities included in the Assumed Liabilities, there are no Liabilities under the Assigned Contracts.

Section 4.07Title to Contributed Assets

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(a)Seller has, and at Closing Newco will have, good and marketable title to, or a valid and existing leasehold interest in, all of the Contributed Assets. All such Contributed Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)those items set forth in Section 4.07 of the Disclosure Schedules;

(ii)liens for Taxes related to the Business not yet due and payable;

(iii)mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Contributed Assets; or

(iv)any present or future security interest on any intellectual property licensed under the I.P. License Agreement so long as the present or future security interest does not have an adverse effect on the right of the licensee under the I.P. License Agreement

(b)Except as set forth in Section 4.07 of the Disclosure Schedules, no financing statement has been registered with respect to Seller, and Seller has not signed any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the Contributed Assets.  Seller will at the Closing convey to Newco good and marketable title to all of the Contributed Assets, free and clear of all Encumbrances.

Section 4.08Condition and Sufficiency of Assets

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(a)Except as set forth in Section 4.08 of the Disclosure Schedules, the Contributed Assets are in operating condition and repair, ordinary wear and tear excepted.

(b)The Contributed Assets, together with the Intellectual Property to be licensed to Newco pursuant to the I.P. License Agreement and the assets used to provide services under the Transition Services Agreement and the Services Agreement are sufficient for the continued conduct of the Business by Newco after the Closing in the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to, and owned, used or held for use by Seller or its Affiliates by, conduct the Business prior to the Press Release.

Section 4.09Real Property

(a)Section 4.09(a) of the Disclosure Schedules sets forth all real property or improvements thereon leased or licensed by Seller and primarily used in or necessary for the conduct of the Business as currently conducted that will be contributed as a Contributed Asset or Contributed Liability (together with all rights, title and interest of Seller in and to leasehold or licensed improvements, equipment and fixtures relating thereto, including, but not limited to, security deposits, reserves or prepaid rents or license fees paid in connection therewith, collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases or licenses pursuant to which Seller leases or licenses any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true, complete and correct copy of each Lease in the data room. The Leased Real Property shall be collectively referred to as the “Real Property”.

(b)Seller is not in default under any Lease to which it is a party, and to the knowledge of Seller, there is no default by any lessor or licensor under the Leases.  There are no disputes, oral agreements or forbearance programs in effect as to any such Lease.

(c)Seller has a valid and enforceable leasehold or license interest under its Leases and each such Lease is in full force and effect and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller enjoys peaceful and undisturbed possession of its applicable Leased Real Property.

(d)Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property that have not been cured, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated.

(e)Neither the whole nor any portion of any Real Property has been damaged or destroyed by fire or other casualty.

(f)All buildings, structures, improvements, fixtures and building systems included in or on the Real Property, are in good operating condition, ordinary wear and tear excepted, and are adequate in all material respects for their current uses.

(g)All public utilities (including sewer, electricity, gas, and water) required for the operation of the Real Property, or any part thereof, are installed and operating.

(h)Seller is not a party to, nor is otherwise bound by, any lease, sublease, license, occupancy agreement, consent, assignment, purchase agreement or other contract granting to any Person (other than Seller) the right to use or occupy the Leased Property and no other Person (other than Seller) is in possession of the Leased Real Property.

Section 4.10Intellectual Property

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(a)Section 4.10(a) of the Disclosure Schedules lists all Intellectual Property that is material to the operation of the Business (excluding shrink wrap, click wrap, or other similar agreements for commercially available off-the-shelf software with annual license or subscription fees or a replacement value of less than $25,000).

(b)Except as set forth in Section 4.10(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, none of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)The Intellectual Property Assets, together with the Intellectual Property to be licensed to Newco pursuant to the I.P. License Agreement are sufficient for the conduct of the Business by Newco after the Closing in the same manner as conducted prior to the Closing Date and constitute all of the Intellectual Property necessary to, and all of the Intellectual Property owned, used or held for use by Seller or its Affiliates to, conduct the Business as conducted prior to, the Press Release.

Section 4.11Accounts Receivable

. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Section 4.11 of the Disclosure Schedules sets forth:  (i) the total amount of accounts receivable of Seller outstanding as of January 31, 2021; and (ii) the agings of such accounts receivable based on the following schedule:  0-30 days, 31-60 days, 61-90 days and over 90 days, from the due date thereof.

Section 4.12Customers and Suppliers

(a)Section 4.12(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  Except for the Press Release, no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect Seller’s arrangements with such Material Customers.  To Seller’s Knowledge, no event, occurrence, or fact has occurred or is likely to occur which would lead Seller to believe that any of such Material Customers will not continue to purchase at similar levels the current type of materials, supplies, merchandise, services and other goods currently being purchased from Seller on similar terms and conditions.

(b)Section 4.12(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  Except for the Press Release, to Seller’s Knowledge, no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect Seller’s arrangements with such Material Suppliers. To Seller’s Knowledge, no event, occurrence, or fact has occurred or is likely to occur which would lead Seller to believe that any of such Material Suppliers will not continue to supply the current level and type of materials, supplies, merchandise, services and other goods currently being provided to Seller on similar terms and conditions.

Section 4.13Insurance

. Section 4.13 of the Disclosure Schedules sets forth (a) a true, complete and correct list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Contributed Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Contributed Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2020. Except as set forth on Section 4.13 of the Disclosure Schedules, there are no claims related to the Business, the Contributed Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True, complete and correct copies of the Insurance Policies have been made available to Buyer.

Section 4.14Legal Proceedings; Governmental Orders

(a)Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no, and since December 31, 2017 there have not been, any Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Contributed Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, which if determined adversely to Seller would result in a Material Adverse Effect.

(b)Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no, and since December 31, 2017 there have not been, any outstanding Governmental Orders or unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.15Compliance With Laws; Permits

(a)Except as set forth in Section 4.15(a) of the Disclosure Schedules, Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Contributed Assets.

(b)All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Contributed Assets have been obtained by Seller and are valid and in full force and effect, Seller is in full compliance with all of its obligations with respect thereto, and to Seller’s Knowledge, no event has occurred which permits, or upon the giving of notice or lapse of time or otherwise would permit, revocation, early termination or non-renewal of any of such Permits, all of which, other than the FCC Experimental Licenses, are listed in Section 4.15(a) of the Disclosure Schedules. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 4.16Environmental Matters

(a)Except as set forth in Section 4.16(a) of the Disclosure Schedules, the operations of Seller with respect to the Business and the Contributed Assets are currently and have been in compliance with all Environmental Laws in all material respects.

(b)Seller possess all Environmental Permits that are required for the operation of the Business as presently operated and for the ownership and use of the Contributed Assets as presently owned and used, and such Environmental Permits are in good standing and in full force and effect.  No event has occurred nor is continuing which permits, or after notice or lapse of time or both would permit, any suspension, cancellation, modification, revocation, non-renewal or termination of any Environmental Permit held by Seller.  Prior to the date of this Agreement, true, complete and correct copies of all currently in force Environmental Permits issued to Seller have been made available to Purchaser.  Section 4.16(b) of the Disclosure Schedules sets forth a complete and accurate list of all such Environmental Permits.

(c)Seller has not received any written notice, order, request for information or other written communication from any Governmental Authority or any Person (i) claiming that Seller is liable under Environmental Law in connection with the transportation, disposal, or any arrangement for the transportation or disposal of wastes at any site, or are, or may be in violation of any Environmental Law or liable for personal injury or property damage or for any other costs or expenses related to any release, treatment, storage or disposal of, or exposure to, any Hazardous Material or (ii) regarding the institution or pendency of any action, suit, proceeding or investigation by any Person against Seller involving any

Environmental Law, which in the case of any such notice under clauses (i) and (ii) have not been resolved as of the date of this Agreement

(d)There has been no Release of Hazardous Materials in contravention of Environmental Law has been no Release of Hazardous Materials with respect to the Business or the Contributed Assets or the Real Property, and Seller has not received an Environmental Notice that any of the Business, the Real Property or the Contributed Assets has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)Seller has not entered into or agreed to any order or decree, and is not subject to any judgment, order or decree, relating to compliance with any Environmental Law or to investigate, remove or remediate Hazardous Materials under any Environmental Law which, in each case, remains pending or unresolved or is the source of ongoing obligations or requirements as of the Closing Date.

(f)Seller has previously made available to Buyer in the Data Room true, complete and correct copies of any and all environmental reports, studies, audits, records, sampling data, site assessments, violations, and other similar documents with respect to the Business, the Contributed Assets or any Real Property which are in the possession or control of Seller.

(g)The representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.17Employment Matters

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(a)Section 4.17(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the Closing, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.17(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)Except as set forth in Section 4.17(b) of the Disclosure Schedules, Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Seller, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.17(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)Seller is and has been in compliance in all material respects with  all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Section 4.17(c), there are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)Seller has complied in all material respects with the WARN Act.

Section 4.18Taxes

. Except as set forth in Section 4.18 of the Disclosure Schedules:

(a)All Tax Returns with respect to the Business, the Contributed Assets or the Assumed Liabilities required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects and prepared in substantial compliance with applicable Law. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and withholding (including backup withholding) provisions of applicable Law.

(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. No power of attorney is currently in force with respect to any Tax matter relating to the Contributed Assets, the Business or the Assumed Liabilities.

(d)All deficiencies asserted, or assessments made, against Seller as a result of any examinations or other Actions by any taxing authority have been fully paid.

(e)Seller is not a party to any examination or other Action by any taxing authority. There are no pending or threatened Actions by any taxing authority. No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file a Tax Return or pay Taxes that it is or may be subject to taxation by that jurisdiction with respect to the Contributed Assets, the Business or the Assumed Liabilities.

(f)There are no Encumbrances for Taxes upon any of the Contributed Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Contributed Assets (other than for current Taxes not yet due and payable).

(g)Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.60114(b).

(h)None of the Contributed Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(i)None of the Contributed Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(j)Seller has complied with all applicable Laws relating to any sales, use, transfer or similar Taxes and has duly and timely collected all amounts of such Taxes required by Law to be collected by it and has duly and timely remitted and reported to the appropriate taxing authority any amounts required by Law to be remitted and reported by it. Seller has complied with all escheat and unclaimed property obligations imposed by any Government Authority.

Section 4.19Brokers

. Except for J.P. Morgan Securities LLC (“J.P. Morgan”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Buyer or Newco in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.20Related Party Transactions

. Except as set forth in Section 4.20 of the Disclosure Schedules, no Affiliate of Seller is, or, since January 1, 2018, has been, a party to any Contract or other material business arrangement with Seller.  No Affiliate of Seller has any right in or to any of the assets and properties which are owned, used or held for use in the conduct by Seller of the Business.

Section 4.21No Other Representations and Warranties

. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules to this Agreement) or in the case of fraud, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Contributed Assets furnished or made available to Buyer and its Representatives and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.01Organization of Buyer

. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02Authority of Buyer

. Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer or any holders of its equity are required to authorize this Agreement and the other Transaction Documents to which Buyer is or will be a party or for Buyer to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and (assuming the due and valid authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly and validly executed and delivered by Buyer (assuming the due and valid authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03No Conflicts; Consents

. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) except as set forth in Section 5.03 of the Disclosure Schedules, with such exceptions as, individually and in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect, require any consent, notice, authorization, approval, waiver or other action by any Person under, or result in any other adverse consequences under, any Contract to which Buyer is a party, or (d) with the passage of time, the giving of notice or the taking of any action by another Person, have any of the effects described in clauses (a) through (c) of this Section 5.03. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth in Section 5.03 of the Disclosure Schedules.

Section 5.04Brokers

. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Seller in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05Sufficiency of Funds

. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06Legal Proceedings

. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article VI
COVENANTS

Section 6.01Access to Information

. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of

Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.01.

Section 6.02Conduct of the Business

.  From the date of this Agreement until the consummation of the Closing:

(a)Seller shall not take, and shall refrain from taking any action that, if taken, caused to be taken or refrained from being taken prior to the date of this Agreement would cause any of the representations and warranties in Section 4.05 (Absence of Certain Changes, Events and Conditions) to be inaccurate or breached;

(b)Seller shall conduct the Business in substantially the same manner as heretofore conducted and only in the ordinary course of business; and

(c)Seller shall use commercially reasonable efforts consistent with past practice to: (i) maintain and preserve intact the Business; (ii) keep available the relationships and services of all individuals who perform services for or on behalf of Seller necessary for the operation of the Business (as an employee, consultant, independent contractor, leased employee, intern or otherwise); (iii) maintain and preserve the goodwill of the suppliers, customers and others having business relationships with Seller necessary for the operation of the Business; (iv) not shorten or lengthen the customary payment cycles for any of their payables or receivables; and (v) continue in full force and effect without modification any existing policies or binders of insurance currently maintained by Seller related to the Business.

Section 6.03Notice of Certain Events

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(a)From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true, complete and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Contributed Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.04Employees and Employee Benefits

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(a)Commencing ninety (90) days after the Closing Date (the “Start Date”), Buyer or one of its Affiliates may offer employment to one or more of the employees of the Business set forth on Exhibit F, on an “at will” basis (the employees who accept such employment and commence employment, the “Transferred Employees”). In the event any of the employees set forth on Exhibit F are not employed by Seller on the Start Date, then  Seller will use its best efforts to cause an individual with an equivalent skill set to offer to be employed by Buyer or one of its Affiliates.

(b)Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time prior to the Closing Date and Seller shall pay all such amounts to all entitled persons prior to the Closing Date.

(c)Seller shall remain responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing Date. Seller also shall remain responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)[Reserved.]

(e)Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(f)Buyer shall use commercially reasonable efforts to provide each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

Section 6.05Confidentiality

. The Parties acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

Section 6.06Governmental Approvals and Consents.

(a)Each party hereto shall, as promptly as possible, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(c)Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)Notwithstanding the foregoing, nothing in this Section 6.06 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.07Books and Records

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(a)In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7 years after the Closing, Buyer shall:

(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08Closing Conditions.

From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09Public Announcements

. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10Bulk Sales Laws

. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Contributed Assets to Buyer.

Section 6.11Transfer Taxes

. All transfer, documentary, use, stamp, registration, value added and other such Taxes (including any real property transfer Tax and any other similar Tax and Taxes and the other Transaction Documents) and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents or imposed upon or arising out of the sale, assignment, conveyance and transfer to Buyer of the Contributed Assets and the Assumed Liabilities contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller. The party required by applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file any such Tax Return or other document (and the non-filing party shall cooperate with respect thereto as necessary).

Section 6.12Cooperation

.  Buyer and Seller and their respective agents and Affiliates shall cooperate fully, as and to the extent reasonably requested by one another, in connection with the filing of Tax Returns and any examination or other Action with respect to Taxes.  Such cooperation shall include providing (upon one another’s request) the provision of records and information which are reasonably relevant to any such Tax Return or any such examination or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall retain all material Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Business or the Contributed Assets for each taxable period first ending after the consummation of the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods and (b) six years following the due date (without extension) for such Tax Returns.

Section 6.13Further Assurances

. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.14Covenant Not to Compete; Non-Solicitation.

(a)During the Term, Seller will not, and will cause its Affiliates not to, directly or indirectly, engage or participate in, profit from or render services to (whether as owner, operator, member, stockholder, trustee, manager, consultant, strategic partner, employee, lender or otherwise) any business, product or service engaged in any Competing Business.  For the purposes of the foregoing, Seller will not be in breach of this Section 6.14(a) solely by reason of its ownership, together with that of any of Seller’s Affiliates, of two percent or less of a Competing Business’ voting capital stock if (i) such Competing Business is publicly-traded and (ii) Seller and its Affiliates do not control the operation or management of such Competing Business.

(b)During the Term, Seller will not, and Seller will cause its Affiliates not to, directly or indirectly:

(i)solicit for employment, recruit, engage or hire, either as an employee or a consultant, any Transferred Employee at any time during the Term; or

(ii)interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity or business relationship in which Buyer or any of its Affiliates (collectively “Buyer Entities”) is involved at any time during the Term.

(c)From and after the consummation of the Closing, Seller shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of, and shall not use for the benefit of, and shall cause its Affiliates and Representatives not to use for the benefit of, themselves or others, any information concerning the Business, the Contributed Assets, the Assumed Liabilities or this Agreement and the transactions contemplated hereby (the “Confidential Information”); provided, however, that “Confidential Information” shall be deemed not to include information that (i) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by Seller or any of its Affiliates or Representatives or any other Person (ii) is or becomes available to Seller on a non-confidential basis from a source that is entitled to disclose it or (iii) is independently developed by Seller or any of its Affiliates or Representatives without use of or reference to the Confidential Information.  In the event that Seller or any of its Affiliates or Representatives is required by interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any Confidential Information, Seller shall provide Buyer with prompt prior written notice of such request or requirement so that Buyer may seek an appropriate protective order (and if Buyer seeks such an order, Seller will provide such cooperation as Buyer shall reasonably request).  If, in the absence of a protective order, Seller or any of its Representatives or Affiliates is nonetheless required to disclose Confidential Information, such Seller, Affiliate or Representative, as the case may be, may disclose only that portion of the Confidential Information that is legally required to be disclosed, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(d)From and after the date of this Agreement, Seller will not, and will cause its Affiliates not to, make or cause to be made or condone the making of any statement, comment or other communication, written or otherwise, that could constitute disparagement or criticism of, or that could otherwise be considered to be derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against, any Buyer Entity or any of any of the products or services of any Buyer Entity.

(e)Seller acknowledges and agrees that the restrictions contained in Sections 6.14(a), (b), (c) and (d) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the protective covenants contained in Sections 6.14(a), (b), (c) and (d).  In the event of a breach or a threatened breach by Seller or any of Seller’s Affiliates or Representatives of these restrictions, Buyer will be entitled to an injunction restraining any such Seller, Affiliate or Representative, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Buyer from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

Article VII
CONDITIONS TO CLOSING

Section 7.01Conditions to Obligations of All Parties

. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03.

Section 7.02Conditions to Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.19 shall be true, complete and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true, complete and correct in all respects as of such date).  All of the other representations and warranties of Seller contained in this Agreement that (i) are qualified as to “materiality” or “Material Adverse Effect” or another similar qualifier shall in the aggregate be true, complete and correct in all respects when made and as of the Closing as if made at the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true, complete and correct in all respects as of such date), and (ii) that are not qualified as to “materiality” or “Material Adverse Effect” or another similar qualifier shall in the aggregate be true, complete and correct in all material respects when made and as of the Closing as if made at the Closing.

(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)Seller shall have furnished to Buyer a certificate dated the Closing Date and signed by Seller to the effect that the conditions precedent set forth in Sections 7.02(a) and (b) have been satisfied.

(d)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e)Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(f)Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(g)All Encumbrances relating to the Contributed Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(h)The Asset Contribution shall have occurred in the manner described in the Recitals.

(i)Since December 31, 2020, there shall have been no Material Adverse Effect.

Section 7.03Conditions to Obligations of Seller

. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true, complete and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.  All of the other representations and warranties of Buyer contained in this Agreement that (i) are qualified as to “materiality” or “Material Adverse Effect” or another similar qualifier shall in the aggregate be true, complete and correct in all respects when made and as of the Closing as if made at the Closing (except those representations and warranties that address matters only as of a specified date, which shall be true, complete and correct in all respects as of such date), and (ii) that are not qualified as to “materiality” or “Material Adverse Effect” or another similar qualifier shall in the aggregate be true, complete and correct in all material respects when made and as of the Closing as if made at the Closing.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)Buyer shall have furnished to Seller a certificate dated the Closing Date and signed by Seller to the effect that the conditions precedent set forth in Sections 7.02(a) and (b) have been satisfied.

(d)No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e)Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

Article VIII
INDEMNIFICATION

Section 8.01Survival

. Subject to the limitations and other provisions of this Agreement, and other than for fraud or intentional misrepresentation, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, however, that (x) the Fundamental Representations and the indemnity obligations for the inaccuracy or breach of such representations and warranties contained in Section 8.02(a) and Section 8.03(a) shall survive indefinitely and (y) the representations and warranties contained in or made pursuant to Section 4.10 (Intellectual Property), Section 4.17 (Employment Matters), Section 4.18 (Taxes) and Section 4.20 (Related Party Transactions) and the indemnity obligations for the inaccuracy or breach of such representations or warranties contained in Section 8.02(a) shall survive until 60 days after the expiration of the applicable statutes of limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms (or, if no such period is expressly specified, indefinitely). Notwithstanding the foregoing, any claims, whether or not fixed as to Liability or liquidated as to amount, asserted in good faith in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02Indemnification By Seller

. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) (for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality” or “Material Adverse Effect” or a similar qualification, except that the “Material Adverse Effect” qualification contained in Section 4.05(a) (Absence of Certain Changes, Events and Conditions) will not be deemed deleted);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)any Excluded Asset or any Excluded Liability;

(d)any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Contributed Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(e)the failure to comply with any provision of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Contributed Assets to Buyer;

(f)any Liability to any customer or end user in excess of the amount due under any warranty provided by the Business to the customer or end user or to the Person who made the sale to the customer or end user;

(g)any Liability to any lessor that may arise out of Seller’s operation of or use of the Towers; or

(h)any Liability in connection with the ransomware attack against Seller on or about February 8, 2021.

Section 8.03Indemnification By Buyer

. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) for purposes of determining if there is any such inaccuracy or breach and for purposes of calculating any Losses arising from such inaccuracy or breach, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality” or “Material Adverse Effect” or a similar qualification);

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)any Assumed Liability.

Section 8.04Certain Limitations

. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)Except for fraud or intentional misrepresentation or with respect to the inaccuracy or breach of the Fundamental Representations or the representations and warranties contained in or made pursuant to Section 4.10 (Intellectual Property), Section 4.17 (Employment Matters) and Section 4.18 (Taxes), Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds one hundred thousand dollars ($100,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. Except for fraud or intentional misrepresentation or with respect to the inaccuracy or breach of the Fundamental Representations or the representations and warranties contained in or made pursuant to Section 4.10 (Intellectual Property), Section 4.17 (Employment Matters), Section 4.18 (Taxes) and Section 4.20 (Related Party Transactions), the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed twenty percent (20%) of the Purchase Price (the “Cap”).

(b)Except for fraud or intentional misrepresentation or with respect to the inaccuracy or breach of the Fundamental Representations, Buyer shall not be liable to Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. Except for fraud or intentional misrepresentation or with respect to the inaccuracy or breach of the Fundamental Representations, the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

Section 8.05Indemnification Procedures

. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action (other than any matter relating to Taxes of Buyer or its Affiliates) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. If the Indemnifying Party confirms in writing to the Indemnified Party within thirty (30) days after receipt of written notice of a Third Party Claim the Indemnifying Party’s responsibility to indemnify and hold harmless the Indemnified Party therefor and within such thirty (30) day period demonstrates to the Indemnified Party’s reasonable satisfaction that, as of such time, the Indemnifying Party has sufficient financial resources in order to indemnify for the full amount of any potential Liability in connection with such claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim or if at any time the Indemnifying Party fails to have sufficient financial resources in order to indemnify for the full amount of any potential Liability in connection with such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.  Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Losses incurred by the Indemnified Party in connection with such defense, settlement or compromise):  (i) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates; (ii) any matter relating to Taxes for periods after the Closing Date; (iii) any Third Party Claim pursuant to Section 8.02(a) prior to such time as the aggregate amount of the Losses of the Indemnified Parties pursuant to such Third Party Claim and all prior indemnification claims pursuant to this Article VIII are not reasonably expected to exceed the Basket or are reasonably expected to exceed the Cap; and (iv) any criminal proceeding.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim and does not require the Indemnified Party or any of its Affiliates to admit to any fault or wrongdoing and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Except as otherwise provided in this clause (b), no Indemnifying Party will, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgement in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not any such Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim, includes an unconditional release of all such Indemnified Parties from all Liability arising out of such Action and does not require the Indemnified Party to admit to any fault or wrongdoing.

(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the

Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06Payments

. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07Tax Treatment of Indemnification Payments

. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08Effect of Investigation

. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09Set Off

.  Buyer may, at its option (at any time and from time to time), reduce any amount owed by Buyer or any of its Affiliates to any Seller Indemnitee under this Agreement (whether pursuant to this Article VIII or otherwise) or any other Transaction Document by all or part of any amount owed by any Seller Indemnitee to Buyer under this Agreement (whether pursuant to this Article VIII or otherwise) or any other Transaction Document.

Section 8.10Exclusive Remedies

. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.11No Contribution from Newco

.  Notwithstanding anything in this Agreement to the contrary:  (a) Seller acknowledges and agrees that it does not have any right of indemnification, contribution or reimbursement from or remedy against Newco as a result of any indemnification it is required to make under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation made by Seller contained in this Agreement or in any certificate, document or other instrument delivered by Seller in connection herewith (including, without limitation, any such breach or inaccuracy of a representation, warranty, covenant or other obligation of Seller); and (b) Seller hereby releases, waives and forever discharges any right to indemnification, contribution or reimbursement that he or she may have at any time against Newco under or arising out of the breach or inaccuracy of any representation, warranty, covenant or other obligation in this Agreement or in any certificate, document or other instrument delivered in connection herewith.

Article IX
TERMINATION

Section 9.01Termination

. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer (the “Drop Dead Date”); or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer by the Drop Dead Date; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02Effect of Termination

. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this Article IX and Section 6.05 and Article X hereof; and

(b)that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01Expenses

. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02Notices

. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) or (c) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	15635 Alton Parkway, Suite 250 Irvine, CA 92618 Attention: Stephen Moran, Senior Vice President, General Counsel and Secretary
with a copy to:	Barnes & Thornburg, LLP 655 W Broadway UNIT 1300 San Diego, CA 92101 Attention: Eric Beste; Lee Kolodny
If to Buyer:	Spireon ATS Parent, Inc. 16802 Aston Street Irvine, CA 92606 Attention: Kevin Weiss
with a copy to:	Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 Attention:Charles A. Samuelson

Section 10.03Interpretation

. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04Headings

. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05Severability

. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06Entire Agreement

. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may collaterally assign its rights hereunder to its lenders and either party may assign its rights hereunder to its Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.  Any assignment in violation of this Agreement shall be null and void ab initio,

Section 10.08No Third-party Beneficiaries

. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09Amendment and Modification; Waiver

. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF IRVINE AND COUNTY OF COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER

TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11Specific Performance

. Each party agrees that the other would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements set forth in this Agreement were not performed by each party and, if applicable, its Affiliates in accordance with its terms and therefore, each party agrees that the other shall be entitled to specific performance, injunctive and other equitable relief in addition to any other remedy to which they may be entitled at law or in equity (without the necessity of proving the inadequacy as a remedy of money damages).

Section 10.12Counterparts

. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CalAmp Wireless Networks Corporation, a Delaware corporation
By:	/s/ Jeff Gardner
Name:	Jeff Gardner
Title:	CEO

Spireon AST Parent, INC., a Delaware corporation
By:	/s/ Kevin M. Weiss
Name:	Kevin M. Weiss
Title:	CEO

Exhibit A

Form of Bill of Sale, Assignment and Assumption Agreement

[Attached]

99706638_21

Exhibit B

[RESERVED]

99706638_21

Exhibit C

Form of Intellectual Property Assignment

[Attached]

99706638_21

Exhibit D

Form of Instrument of Assignment

[Attached]

99706638_21

Exhibit E-1

Form of Transition Services Agreement

[Attached]

99706638_21

Exhibit E-2

Form of Services Agreement

[Attached]

99706638_21

Exhibit F

Transferred Employees

1.	Darrell Gray
2.	Dean Chen
3.	Donald Cavallo
4.	Laura Miller
5.	Matthew Morales

99706638_21

Exhibit G

Form of I.P. License Agreement

[Attached]

99706638_21

Exhibit H

Sample Working Capital Calculation

[Attached]

99706638_21